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Exhibit 21.1

Name	Jurisdiction of Incorporation
1 Corporate Governance Pty Ltd.	Australia
Center for Financial Research and Analysis, LLC	Delaware
Institutional Shareholder Services Canada Corp.	Canada
Institutional Shareholder Services Europe S.A.	Belgium
Institutional Shareholder Services France S.A.	France
Institutional Shareholder Services Holdings, Inc.	Delaware
Institutional Shareholder Services, Inc.	Delaware
Institutional Shareholder Services Japan K.K.	Japan
Institutional Shareholder Services Pty Ltd.	Australia
ISS Corporate Services, Inc.	Delaware
ISS Europe Ltd.	United Kingdom
ISS RREV, Inc.	Delaware
Investor Responsibility Research Center, Inc.	Delaware
Research Recommendations and Electronic Voting Ltd.	United Kingdom
RiskMetrics Group Holdings, LLC	Delaware
RiskMetrics Group, Inc.	Delaware
RiskMetrics Group K.K.	Japan
RiskMetrics (Singapore) Pte Ltd.	Singapore
RiskMetrics Solutions, Inc.	Delaware
RiskMetrics (U.K.) Ltd.	United Kingdom
RMG-CFRA, LLC	Delaware
RMG-IRH, LLC	Delaware
Securities Class Action Services LLC	Delaware

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  Exhibit 21.1